Exhibit 2

Execution Version

UNIT PURCHASE AGREEMENT

dated as of

June 18, 2018

by and among

Regal Cinemas, Inc.,

American Multi-Cinema, Inc. and

AMC Starplex, LLC

i

ii

Index of Terms
1933 Act	Section 1.01
1934 Act	Section 1.01
Affiliate	Section 1.01
Agreement	Preamble
AMC Multi-Cinema	Preamble
AMC Starplex	Preamble
Applicable Law	Section 1.01
Assignment and Assumption Agreement	Section 1.01
Bankruptcy and Equity Exception	Section 3.02
Business Day	Section 1.01
Buyer	Preamble
Buyer Group	Section 1.01
Cinemark Purchase Agreement	Section 1.01
Closing	Section 2.02(a)
Common Units	Section 1.01
Company	Recitals
End Date	Section 7.01(b)(i)
ESA	Section 3.07
Governmental Authority	Section 1.01
Lien	Section 1.01
LLC Agreement	Section 1.01
MOU	Section 1.01
Order	Section 6.01(a)
Organizational Documents	Section 1.01
Parties	Preamble
Party	Preamble
Per Unit Purchase Price	Section 2.01
Person	Section 1.01
Purchase Price	Section 2.01
Representatives	Section 1.01
Sale	Section 2.01
Seller	Preamble
Seller Group	Section 1.01
Subsidiary	Section 1.01
Transferred Units	Recitals
Wire Transfer Instructions	Section 2.02(b)

iii

UNIT PURCHASE AGREEMENT

UNIT PURCHASE AGREEMENT (this “Agreement”) dated as of June 18, 2018 by and among American Multi-Cinema, Inc., a Missouri corporation (“AMC Multi-Cinema” ), AMC Starplex, LLC, a Delaware limited liability company (“AMC Starplex”  and, together with AMC Multi-Cinema, each a “Seller” , and collectively, the “Sellers”) and Regal Cinemas, Inc. (“Buyer”). The Sellers and Buyer are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”).

RECITALS

WHEREAS, the Sellers own 21,477,480 Common Units of National CineMedia, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, each Seller desires to sell the number of shares of Common Units set forth next to such Seller’s name on Exhibit A (collectively, with respect to both Sellers, the “Transferred Units” ) to Buyer, and Buyer desires to acquire the Transferred Units from the Sellers, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I
 DEFINITIONS

Section 1.01         Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the Sellers shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries.

“Applicable Law” means, with respect to any Person, any federal, state, provincial, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, writ, stipulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assignment and Assumption Agreement”  means that certain Assignment and Assumption Agreement by and among Buyer, on the one hand, and each Seller, on the other hand, substantially in the form attached hereto as Exhibit B.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Buyer Group”  means (A) Buyer, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of Buyer, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Buyer or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Cinemark Purchase Agreement”  means that certain Unit Purchase Agreement by and among Cinemark USA, Inc., on the one hand, and each Seller, on the other hand, in the form attached hereto as Exhibit C.

“Common Units”  has the meaning set forth in the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 13, 2007, as amended, by and among the parties thereto (the “LLC Agreement”) .

“Consent” means that certain Consent and Waiver by and among AMC Multi-Cinema, the Company and National CineMedia, Inc., dated as of the date hereof, pursuant to which the Company has consented to the transactions contemplated hereby and waived its rights and obligations under Section 6 of the MOU.

“Governmental Authority” means any transnational, domestic or foreign federal, state, county, municipal or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, including any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse rights or claims of any kind in respect of such property or asset.

“MOU”  means that certain Memorandum of Understanding, dated as of March 9, 2017, by and among the Company, National CineMedia, Inc., and AMC Multi-Cinema.

“Organizational Documents” means, with respect to any Person, such Person’s certificate of incorporation or formation or organization, articles of organization, bylaws, partnership agreement, limited partnership agreement, limited liability company agreement, other operating agreement, stockholders’ agreement or other similar governing documents of such Person, each as amended through the date hereof.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (including any person or group as defined in Section 13(d)(3) of the 1934 Act).

“Representatives” mean, with respect to any Party, such Party’s directors, officers, employees, Affiliates, Subsidiaries, advisors (including without limitation, financial advisors, attorneys, accountants, actuaries and consultants) and agents.

“Seller Group” means (A) the Sellers, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of either Seller, (C) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

Section 1.02         Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and are made part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. As context requires, any masculine gender shall include the feminine and neuter genders; any feminine gender shall include the masculine and neuter genders; and any neuter gender shall include masculine and feminine genders. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The symbol “$” refers to United States Dollars, the lawful currency of the United States of America. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.” Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the

Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

ARTICLE II
 THE PURCHASE AND SALE

Section 2.01         Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell and deliver to Buyer, and Buyer shall purchase and acquire from the Sellers, all right, title and interest in and to the Transferred Units, free and clear of all Liens (other than transfer restrictions arising under applicable securities laws or the Company’s Organizational Documents and any Liens created by Buyer) in exchange for payment to the Sellers (or their designees) pursuant to Section 2.02(c) in the amount of $7.30 per Transferred Unit, without interest (the “Per Unit Purchase Price” and the aggregate amount of $78,392,802 to be paid to the Sellers for all 10,738,740 Transferred Units pursuant to Section 2.02(c), as adjusted in accordance with the terms herein, the “Purchase Price”) (such transaction, the “Sale”). The Sellers shall deliver or cause to be delivered to the Company certificates representing the total number of Transferred Units in accordance with the terms of the Limited Liability Company Agreement of the Company.

Section 2.02         Closing.

(a)           Upon the terms and subject to the conditions of this Agreement, the closing of the Sale (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 at 10:00 a.m. (New York time) on the date that is three Business Days after the date the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Buyer and the Sellers may mutually agree (such date being the “Closing Date”); provided, that without the prior written consent of Buyer, the Closing shall not occur prior to July 5, 2018.

(b)           At least three Business Days prior to the Closing Date, the Sellers shall deliver to Buyer wire transfer instructions and ACH transfer instructions (the “Wire Transfer Instructions”) designating the bank account(s) to which the Purchase Price shall be paid by Buyer at the Closing.

(c)           At the Closing, Buyer shall cause to be paid to the Sellers (or their designees), by wire transfer or ACH transfer of immediately available funds an amount equal to the Purchase Price, which shall be delivered into the bank account(s) as set forth in the Wire Transfer Instructions.

(d)           Buyer and each Seller shall execute the Assignment and Assumption Agreement.

Section 2.03         Adjustments. If, during the period between the date of this Agreement and the Closing, (x) other than as set forth in Section 2.05, the Company declares an ordinary, special or extraordinary dividend in respect of the Transferred Units with a record date during such period, the Per Unit Purchase Price shall be decreased by an amount equal to the per unit amount of such dividend or (y) the Transferred Units shall have been changed into a different number of units or a different class, including by reason of any reclassification, recapitalization, unit split, reverse unit split or combination, the Per Unit Purchase Price and the amount of the Transferred Units shall be appropriately adjusted.

Section 2.04         Withholding Rights. Each of Buyer and its Affiliates shall be entitled to, upon advance notice to the Sellers, deduct and withhold from the consideration payable hereunder such amounts as it is required to deduct and withhold under applicable U.S. federal, state, local or non-U.S. tax laws. Any such amounts so withheld shall be paid over to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid to the Sellers.

Section 2.05         Second Quarter Distribution.

(a)           If, following the Closing, the Company makes a distribution solely in respect of the Company’s second fiscal quarter pursuant to and in accordance with Section 5.4(a)(i) of the LLC Agreement in respect of the Transferred Units (such distribution in respect of the Transferred Units, the “Second Quarter Distribution”), Buyer (or an Affiliate of Buyer) shall promptly following actual receipt of the Second Quarter Distribution (and in no event later than [fifteen (15)] Business Days following such receipt), pay an amount equal to 50% of the Second Quarter Distribution  in immediately available funds to Sellers (or an Affiliate of Seller) at a bank account designated by Sellers.

(b)           If the Company makes the Second Quarter Distribution during the period between the date of this Agreement and the Closing, the Per Unit Purchase Price shall be decreased by an amount equal to 50% of the per unit amount of such Second Quarter Distribution.

(c)           The Parties agree to treat any amounts paid pursuant to this Section 2.05 as an adjustment to the Purchase Price for U.S. federal and state income and other applicable tax purposes.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby represent and warrant, jointly and severally, to Buyer that:

Section 3.01         Corporate Existence and Power. Each Seller is an entity duly organized, validly existing and, where applicable, in good standing under the Applicable Laws of the State of Missouri, in the case of AMC Multi-Cinema, and the State of Delaware, in the case of AMC Starplex. Each Seller has all corporate (or other organizational) power and all authority necessary to own or lease all of its properties and assets (including the Transferred Units) and to carry on its business as now conducted, except where the failure to have such power or authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise have a materially adverse effect on the ability of such Seller to perform its material obligations under this Agreement.

Section 3.02         Authority of Sellers. The execution, delivery and performance of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby are within the organizational powers of each Seller and have been duly authorized by all necessary corporate (or other organizational) action on the part of each Seller. All approvals by any of the equityholders of the Sellers or their respective Affiliates necessary to authorize the execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby have been obtained. This Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Bankruptcy and Equity Exception”)).

Section 3.03         Governmental Authorization. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby require no consent, approval, authorization or permit of or other action by, or filing, declaration, registration with, or notification to any Governmental Authority other than any filings required under, and compliance with any other applicable requirements of, the 1933 Act, the 1934 Act and any other Applicable Laws concerning state or federal securities.

Section 3.04         Non-contravention. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of either Seller, (ii) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law with respect to either Seller, (iii) require any consents of, approvals of, authorizations of, permits with, filings with, declarations of, actions of, registrations with, or notifications to any Person the absence of which would cause, permit or give rise to a right of termination or cancellation, an acceleration of performance required or other change of any right or obligation or the loss of any benefit to which either Seller is entitled under any term, condition or provision of any material agreement or other instrument binding upon either Seller or (iv) result in the creation or imposition of any Lien on any property or other asset of either Seller, with only such exceptions, in the case of each of clauses (ii) through (iv), that would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the ability of either Seller to consummate the transactions contemplated by this Agreement.

Section 3.05         Title. Each Seller is the owner of, and has good, valid and marketable title to, the Common Units set forth next to such Seller’s name on Exhibit A, free and clear of any Liens other than transfer restrictions under applicable securities laws or the Company’s Organizational Documents. Upon transfer of the Transferred Units to Buyer at the Closing in accordance with this Agreement, Buyer will own all of the Transferred Units free and clear of any Liens, except for transfer restrictions under applicable securities laws or the Company’s Organizational Documents and any Liens created by Buyer. Other than 21,477,480 Common Units, the Sellers and their Affiliates do not own any other security interests of the Company or National CineMedia, Inc.

Section 3.06         Absence of Litigation. As of the date of this Agreement, there is no action, suit, investigation, proceeding or claim pending against, or, to the knowledge of either Seller, threatened against, or any order, judgment, ruling or decree imposed upon, either Seller or any of their respective Affiliates before (or, in the case of threatened actions, suits, investigations, proceedings or claims, would be before) or by, or any settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority that would reasonably be expected to prevent or materially impair or delay the consummation of the Sale or the other transactions contemplated by this Agreement.

Section 3.07         ESA.  No Seller is aware of any material breach or default, or any potential material breach or default, by the Company or any of its Affiliates under or pursuant to the Exhibitor Services Agreement between the Company and AMC Multi-Cinema, dated as of February 13, 2007 (the “ESA” ).

Section 3.08         Finders’ Fees. No Seller has entered into any agreement or arrangement entitling any investment banker, broker, finder or financial advisor to any fee or commission in connection with the transactions contemplated by this Agreement for which Buyer or its Affiliates would be responsible.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers that:

Section 4.01         Corporate Existence and Power. Buyer is an entity duly organized, validly existing and, where applicable, in good standing under the Applicable Laws of the State of Delaware. Buyer has all corporate (or other organizational) power and all authority necessary to own or lease all of its properties and assets and to carry on its business as now conducted, except where the failure to have such power or authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise have a materially adverse effect on the ability of Buyer to perform its material obligations under this Agreement.

Section 4.02         Authority of Buyer. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby are within the organizational powers of Buyer and have been duly authorized by all necessary corporate (or other organizational) action on the part of Buyer. All approvals by any of the equityholders of Buyer or their respective Affiliates necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been obtained. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the Sellers, constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (subject to the Bankruptcy and Equity Exception).

Section 4.03         Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or permit of or other action by, or filing, declaration, registration with, or notification to any Governmental Authority other than any filings required under, and compliance with any other applicable requirements of, the 1933 Act, the 1934 Act and any other Applicable Laws concerning state or federal securities.

Section 4.04         Non-contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law with respect to Buyer, (iii) require any consents of, approvals of, authorizations of, permits with, filings with, declarations of, actions of, registrations with, or notifications to any Person the absence of which would cause, permit or give rise to a right of termination or cancellation, an acceleration of performance required or other change of any right or obligation or the loss of any benefit to which Buyer is entitled under any term, condition or provision of any material agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any Lien on any property or other asset of Buyer, with only such exceptions, in the case of each of clauses (ii) through (iv), that would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.05         Finders’ Fees. Buyer has not entered into any agreement or arrangement entitling any investment banker, broker, finder or financial advisor to any fee or commission in connection with the transactions contemplated by this Agreement for which either Seller or their Affiliates would be responsible.

Section 4.06         Absence of Litigation. As of the date of this Agreement, there is no action, suit, investigation, proceeding or claim pending against, or, to the knowledge of Buyer, threatened against, or any order, judgment, ruling or decree imposed upon, Buyer or any of its Affiliates before (or, in the case of threatened actions, suits, investigations, proceedings or claims, would be before) or by, or any settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority that would reasonably be expected to prevent or materially impair or delay the consummation of the Sale or the other transactions contemplated by this Agreement.

Section 4.07         Investment Intention. Buyer has knowledge and experience in financial and business matters and it is capable of evaluating the merits and risks of acquiring the Transferred Units. Buyer is an “accredited investor” as that term is defined in Regulation D promulgated under the 1933 Act and is a “qualified institutional buyer” as defined in Rule 144A promulgated under the 1933 Act. Buyer will acquire the Transferred Units for investment purposes, for its own account and not with a view towards distribution or for sale in violation of the 1933 Act. Buyer is acting as principal, and not as agent, in connection with the Sale and Applicable Laws concerning federal and state securities. Buyer understands that the Transferred Units have not been registered under the 1933 Act, or any applicable state or foreign securities law, and cannot be sold unless subsequently registered under the 1933 Act or Applicable Laws concerning foreign securities or pursuant to an applicable exemption therefrom and pursuant to Applicable Laws concerning state securities, as applicable.

Section 4.08         Sufficiency of Funding. Buyer has available, and on the Closing Date will have available, sufficient cash, available lines of credit or other sources of immediately available funds for the Buyer to pay the aggregate Purchase Price required to be paid at the Closing.

Section 4.09         Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representation, warranties or information provided by Seller (other than the representations and warranties of the Seller set forth in Article III).

Section 4.10         Business of the Buyer and Buyer Affiliates. Except for through its ownership interest in the Company, neither Buyer nor any of its Affiliates provides any pre-show or cinema advertising services in the United States.

ARTICLE V
 OTHER AGREEMENTS

Section 5.01         Conduct of the Parties. Each Party shall not, and shall cause its Subsidiaries not to from the date of this Agreement until the first to occur of the Closing Date or the termination of this Agreement in accordance with its terms, take any action or fail to take any action that is intended to or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the other Party to consummate the Sale or the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this of this Agreement. Each of the Parties hereto shall, and shall cause its respective Affiliates to, take such actions and do such other things as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

Section 5.02         Public Announcements. Buyer, on the one hand, and the Sellers, on the other hand, shall provide the other Parties’ or Party’s with an advance copy before such Parties’ or Party’s issue(s) a press release concerning this Agreement and the transactions contemplated hereby.  For the avoidance of doubt, the Parties shall be permitted to make any disclosure concerning this Agreement and the transactions contemplated hereby that is required by or advisable under any law, rule, regulation, court order, stock exchange requirement or pursuant to a lawful demand of a Governmental Authority.

Section 5.03         Exclusivity. Each Seller agrees that it will not, nor will it permit its Affiliates or Representatives to, between the date hereof and the earlier of (i) the Closing and (ii) July 9, 2018, solicit, initiate, participate in negotiations with respect to, encourage or assist the submission of any proposal, negotiation or offer from any Person, other than Buyer and its Representatives and Cinemark USA, Inc. and its Representatives, relating to the direct or indirect sale or any other form of disposition of the Transferred Units.

Section 5.04         Cinemark Purchase Agreement. The Sellers (i) shall not amend the Cinemark Purchase Agreement without the prior written consent of Buyer, unless this Agreement is amended in a similar fashion and (ii) shall enforce its rights in all material respects under the Cinemark Purchase Agreement, including to cause the closing to occur if the conditions thereto are satisfied.

ARTICLE VI
 CONDITIONS TO THE CLOSING

Section 6.01         Conditions to the Obligations of Each Party. The respective obligations of each of the Parties to consummate the Sale are subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a)           No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Sale (an “Order”) shall have taken effect after the date hereof and shall still be in effect.

(b)           The Consent shall remain in full force and effect and no material amendments shall have been made thereto.

(c)           (i) The transactions contemplated by the Cinemark Purchase Agreement shall have been, or substantially concurrently with the Closing be, consummated or (ii) the Buyer thereunder stands ready, able and willing to consummate the transactions contemplated by the Cinemark Purchase Agreement and the conditions to Sellers’ obligations to consummate the transactions contemplated thereby have been satisfied or waived.

Section 6.02         Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Sale are subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following further conditions:

(a)           (i) Each Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing, (ii) (A) the representations and warranties of the Sellers contained in Section 3.05 (Title) shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date hereof and the Closing as if made at and as of such time and (B) all other representations and warranties of the Sellers contained in this Agreement or in any certificate or other writing delivered by either Seller pursuant hereto (disregarding all materiality qualifications contained therein) shall be true and correct at and as of the date hereof and the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, would not reasonably be likely to prevent, materially delay or materially impede the ability of the Sellers to consummate the Sale and the other transactions contemplated hereby and (iii) Buyer shall have received a certificate signed by an authorized signatory of each Seller to the foregoing effect.

(b)           Each Seller shall have delivered (or cause to be delivered) to Buyer (i) a certificate of non-foreign status in the form and substance required under Section 1445 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, and (ii) a duly completed and executed Internal Revenue Service Form W-9.

Section 6.03         Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the Sale are subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following further conditions:

(a)           (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Buyer contained in this Agreement or in any certificate or other writing delivered by the Buyer pursuant hereto (disregarding all materiality qualifications contained therein) shall be true and correct at and as of the date hereof and the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, would not reasonably be likely to prevent, materially delay or materially impede the ability of Buyer to consummate the Sale and the other transactions contemplated hereby; and (iii) the Sellers shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

Section 6.04         Frustration of Closing Conditions. Prior to the End Date, none of the Sellers or Buyer may rely on the failure of any condition set forth in Article VI to be satisfied if such failure was caused by such Party’s failure to use the standard of efforts required from such Party to comply with this Agreement and to consummate the Sale and the other transactions contemplated by this Agreement.

ARTICLE VII
 TERMINATION

Section 7.01         Termination. This Agreement may be terminated and the Sale may be abandoned at any time prior to the Closing:

(a)           by mutual written agreement of the Sellers and Buyer;

(b)           by either Buyer or the Sellers, by written notice to the other Parties or Party, as applicable, if:

(i)            The Sale has not been consummated on or before July 9, 2018 ( the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any Party whose breach or breaches of any provision of this Agreement results in the failure of the Sale to be consummated by such time; or

(ii)           There shall be any Order preventing the consummation of the Sale in effect that shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall not be available to any Party or Parties whose breach or breaches of any provision of this Agreement results in such Order.

(c)           By Buyer, by written notice to the Sellers, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of either Seller set forth in this Agreement shall have occurred that (A) would cause the conditions set forth in clauses (i) or (ii) of Section 6.02(a) not to be satisfied, and (B) is incapable of being cured by the End Date or, if curable, is not cured by the Sellers within 10 days of receipt by the Sellers of written notice of such breach or failure (or, if the End Date is less than 10 days from the date of receipt of such notice, by the End Date); provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if, at the time of the delivery of such notice, Buyer is in material breach of its obligations under this Agreement.

(d)           By the Sellers, by written notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would (A) cause the conditions set forth in clauses (i) or (ii) of Section 6.03(a) not to be satisfied, and (B) is incapable of being cured by the End Date or, if curable, is not cured by Buyer within 10 days of receipt by Buyer of written notice of such breach or failure (or, if the End Date is less than 10 days from the date of receipt of such notice, by the End Date); provided, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if, at the time of the delivery of such notice, either Seller is in material breach of its obligations under this Agreement.

Section 7.02         Effect of Termination. If this Agreement is terminated in accordance with Section 7.01, this Agreement shall become void and of no effect and without liability of any member of the Buyer Group or Seller Group (any of their respective Representatives) to the other Parties, in each case, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), in each case whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any laws or otherwise and whether by or through attempted piercing of the corporate veil; provided that the provisions of this Section 7.02 and Article VIII shall survive any termination hereof in accordance with Section 7.01 and none of the Sellers or Buyer shall be relieved or released from any liabilities or damages arising out of its willful and intentional breach of any provision of this Agreement.

ARTICLE VIII
 MISCELLANEOUS

Section 8.01         Notices. All notices, requests and other communications to any Party shall be in writing and shall be deemed given if delivered personally, sent by electronic mail transmission (with confirmation of receipt of such electronic mail received by return electronic mail) or sent by international overnight courier (providing proof of delivery) to the parties at the addresses set forth below.

if to Buyer, to:

Regal Cinemas, Inc.

101 E. Blount Avenue

Knoxville, Tennessee 37920

Email: nisan.cohen@cineworld.co.uk

Attention: Nisan Cohen, Chief Financial Officer

and

Regal Cinemas, Inc.

101 E. Blount Avenue

Knoxville, Tennessee 37920

Email: nkravitz@fiskra.com

Attention: Nigel Kravitz

with a copy to:

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

E-mail: ravi.agarwal@kirkland.com

Attention: Ravi Agarwal

if to the Sellers, to:

American Multi-Cinema, Inc.

11500 Ash Street

Leawood, Kansas 66211

Email: aaron@amctheaters.com

Attention: Adam Aron, Chief Executive Officer

with a copy to:

American Multi-Cinema, Inc.

11500 Ash Street

Leawood, Kansas 66211

Email: kconnor@amctheaters.com

Attention: Kevin Connor, General Counsel

or to such other address or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 8.02         Amendments and Waivers.

(a)           Any provision of this Agreement may be amended, supplemented or waived in any and all respects at any time prior to the Closing, if, but only if, such amendment, supplement or waiver is in writing and is signed, in the case of an amendment or supplement, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b)           At any time prior to the Closing, the Sellers, on one hand, and Buyer, on the other hand, may, by prior written notice to the other Party or Parties, and subject to Applicable Law, (i) waive any inaccuracies in the representations and warranties of the other Party or Parties, (ii) extend the time for the performance of any of the obligations or acts of the other Party or Parties, (iii) waive compliance by the other Party or Parties with any of the agreements contained herein or (iv) except as otherwise provided herein, waive any of the other Party’s or Parties’ conditions. No failure or delay by any Party or Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 8.03         Costs and Expenses. All costs and expenses incurred in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement shall be paid by the Party incurring such cost or expense.

Section 8.04         Binding Effect; Benefit; Assignment.

(a)           The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their successors and permitted assigns.

(b)           No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party; provided that Buyer may assign or transfer its rights or obligations hereunder or this Agreement to any of its Affiliates; provided, further, that no such assignment or transfer shall relieve Buyer of its obligations hereunder. Any purported assignment, delegation or transfer not permitted by this Section 8.04(b) is null and void.

Section 8.05         Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this

Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.06         Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court and any state appellate court therefrom within the State of Delaware (or, if the Delaware Chancery Court shall not have or declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware or other Delaware state court), and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.01 shall be deemed effective service of process on such Party.

Section 8.07         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.08         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 8.09         Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, whether oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 8.10         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable by any rule of law or public policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such a determination that any term or other provision is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law and in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.11         Specific Performance; Remedies. The Parties agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions and (ii) the right of the Parties to specific enforcement is an integral part of the Sale and the other transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement. The Parties acknowledge and agree that each Party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other Party and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Parties are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) any other Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. If a Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, it shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.12         No Section 13 Group.  Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the Sellers and their Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, are not a “group” (within the meaning of Section 13(d) of the 1934 Act), and, therefore, neither the Sellers nor the Buyer shall have any responsibility for or liability to the other or any other Person under Section 13 of the 1934 Act arising from or in connection with the consummation of the transactions contemplated hereby or otherwise related to the acquisition or disposition by or on behalf of the Buyer or its Affiliates of any Common Units (including the Transferred Units).

Section 8.13         Obligations.  The obligations of the Sellers hereunder shall be joint and several.

[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers or signatories as of the date set forth on the cover page of this Agreement.

AMERICAN MULTI-CINEMA, INC.

By:	/s/ Craig R. Ramsey
Name: Craig R. Ramsey
Title: Executive Vice President & CFO

AMC STARPLEX, LLC

By:	/s/ Craig R. Ramsey
Name: Craig R. Ramsey
Title: Executive Vice President & CFO

[Signature Page to Unit Purchase Agreement]

REGAL CINEMAS, INC.

By:	/s/ Nisan Cohen
Name: Nisan Cohen
Title: President & CEO

[Signature Page to Unit Purchase Agreement]

Exhibit A

Seller	Number of Common Units
AMC Multi-Cinema	6,583,942
AMC Starplex	4,154,798

Exhibit B

Assignment and Assumption Agreement

[Omitted]

Exhibit C

Cinemark Purchase Agreement

[Omitted]